Exhibit 99.2

MCG Capital Corporation PRESS RELEASE

1100 Wilson Boulevard

Suite 3000 Contact: Susan Camp

Arlington, VA 22209 (703) 562-7110

(703) 247-7500 SCamp@MCGCapital.com

(703) 247-7505 (FAX)

MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Announces $70 Million Unsecured Revolving Line of Credit

ARLINGTON, VA - June 2, 2008 - MCG Capital Corporation (Nasdaq: MCGC) (the "Company") announced today that it entered into an agreement effective May 30, 2008 for a one-year unsecured revolving line of credit facility (the "Facility") with a committed amount of $70 million. The Facility may be expanded through new or additional commitments up to $150 million during the Facility's term. The Facility generally bears interest at a rate equal to LIBOR plus 2.75% and has a commitment fee of 25 basis points per annum on undrawn amounts.

The Company will use the Facility for origination of loans to and investments in primarily middle market companies, repayment of indebtedness, working capital, and other general corporate purposes. On May 30, 2008, there was $8 million outstanding under the Facility. In conjunction with the closing of the Facility, the Company paid off and terminated its unsecured revolving credit facility with Bayerische Hypo-Und Vereinsbank, AG, New York Branch.

SunTrust Robinson Humphrey, Inc. acted as Arranger for the Facility. The lending institutions that committed to the Facility are SunTrust Bank, Chevy Chase Bank, F.S.B., Sovereign Bank, and BMO Capital Markets Inc.

In addition, the Company announced today that it reduced the outstanding balance under the MCG Commercial Loan Trust 2006-2 warehouse credit facility with Merrill Lynch Capital Corp. from $61 million as of May 7, 2008 to $23 million as of May 30, 2008. The remaining outstanding balance is due August 31, 2008.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital generally is used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company's future plans and objectives. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.